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                                                                      EXHIBIT 99

[LOGO]                                               FOR IMMEDIATE RELEASE
                                                     CONTACT:  CONWAY G. IVY
                                                     VICE PRESIDENT, CORPORATE
                                                     PLANNING AND DEVELOPMENT
                                                     216-566-2102

                                      NEWS:
      ___________________________________________________________________
            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

         CLEVELAND, OHIO, September 13, 2000 -- The Sherwin-Williams Company (NYSE: SHW) announced today that it expects its third quarter earnings to be in the range of $0.66 to $0.69 per share and the full year 2000 earnings to be in the range of $1.96 to $2.00 per share. First Call currently reports a range of $0.71 to $0.75 per share for the third quarter and $2.05 to $2.10 for the year. The Company's earnings were $0.66 per share for the third quarter of 1999 and $1.80 for the full year 1999. The Company expects to announce its third quarter results on October 18.

         The shortfall in earnings expectations is principally due to the impact of higher-than-expected raw material costs that have continued to sharply escalate throughout the summer. In the third quarter, the Company has not been able to offset most of these increases through selling price increases or additional cost reductions. These increasing raw material costs have had the most impact upon the Consumer Segment where many selling prices are fixed by annual agreement. In addition, margins have been hurt by price competition in South America.

         Commenting on the Company's anticipated performance, Christopher M. Connor, Chairman and Chief Executive Officer said, "Though we are disappointed with having to lower our earnings expectation for the year, we are implementing appropriate price increases and enhancing cost reduction efforts throughout our organization in order to maintain operating margins. We continue to anticipate sales increases for the year in the mid-single digit range. Even with margin pressures caused by rising raw material costs, we continue to expect 2000 to be our 23rd year of consecutive earnings improvement."

                                      # # #

This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions; strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; unusual weather conditions; and other risks and uncertainties described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.